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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form S-1 (Registration No. 333-14441) of (i) our report dated November 11, 1996 (except with respect to the acquisition discussed in Note 17, as to which the date is November 19, 1996) included in the final prospectus dated December 10, 1996 constituting a part of the Registration Statement, and (ii) our report dated February 12, 1996 included in GT Interactive Software Corp.'s Annual Report on Form 10-K for the year ended December 31, 1995, and to all references to our firm included in this Post-Effective Amendment.

                                          ARTHUR ANDERSEN LLP

New York, New York
December 20, 1996